UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Columbia Funds Series Trust I

(Name of Registrant as Specified In Its Charter)

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June 19, 2020

Dear Shareholder:

You received proxy materials relating to a proposal (the “Proposal”) for Columbia Small Cap Growth Fund I (the “Fund”), to be voted on at a Special Meeting of Shareholders (the “Meeting”) of the Fund scheduled to occur on June 30, 2020. The Proposal asks shareholders to approve the conversion of the investment objective of the Fund from fundamental to non-fundamental, which would allow the Fund’s Board of Trustees (the “Board”) to change the objective without shareholder approval. If the Proposal is approved by shareholders, a new investment objective that has been approved by the Board will take effect. The current investment objective and new investment objective are shown below:

Current Investment Objective	New Investment Objective
The Fund seeks capital appreciation by investing, under normal market conditions, at least 80% of its net assets (plus any borrowings for investment purposes) in stocks of companies with a market capitalization, at the time of initial purchase, equal to or less than the largest stock in the Standard & Poor’s (S&P) SmallCap 600® Index.	The Fund seeks long-term capital appreciation.

If shareholders approve the Proposal, the Fund’s non-fundamental policy required by the SEC’s “names rule” will be replaced with the following policy: Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in equity securities (including, but not limited to, common stocks, preferred stocks and securities convertible into common or preferred stocks) of companies that have market capitalizations in the range of the companies in the Russell 2000 Growth Index (the Index) at the time of purchase (between $11.9 million and $8.1 billion as of January 31, 2020).

We are writing to inform you that, on June 17, 2020, the Board adopted a policy (the “Policy”) whereby, contingent on shareholder approval of the Proposal, the Board agrees that the Fund’s new investment objective cannot be changed in the future without obtaining a favorable “vote of a majority of the outstanding voting securities” of the Fund, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”). The “vote of a majority of the outstanding voting securities” is defined in the 1940 Act as the lesser of the vote of (i) 67% or more of the voting securities of the Fund present at the Meeting, if the holders of more than 50% of such outstanding voting securities are present in person or represented by proxy; or (ii) more than 50% of such outstanding voting securities of the Fund (a “1940 Act Majority”). In addition, the Board agrees not to change the Policy without a 1940 Act Majority vote.

The Proposal has not changed. The adoption of the Policy, however, will preserve the shareholders’ right to vote on any future investment objective change. The Board will be unable to change the Fund’s new investment objective in the future without shareholder approval. This will ensure that, even if the Proposal is approved, control over any future changes to the Fund’s investment objective would remain in shareholders’ hands, as it does today.

If you previously voted against the Proposal, we ask that you reconsider your vote in light of the Board’s adoption of the Policy. You may change your vote, which has the effect of revoking your prior vote. If you previously voted in favor of the Proposal, no further action is required.

As you may recall from previous mailings, the Board recommends APPROVAL of the Proposal and continues to believe that changing the Fund’s current investment objective is in the best interest of the

Fund and the Fund’s shareholders. We believe the new investment objective will provide greater investment flexibility for managing the Fund. Adopting the Policy, together with the Proposal, is intended to allow the Fund to benefit from the greater flexibility of the new investment objective while keeping the authority to change the new investment objective in the future in the hands of shareholders.

Please take a minute to cast your vote. The Board recommends you vote “FOR” the Proposal.

Please vote using one of the following options:

1.	Vote online

Log on to the website or scan the QR code shown on your proxy card(s). Please have your proxy card(s) in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	Vote by touch-tone telephone

Call the toll-free number listed on your proxy card(s). Please have your proxy card(s) in hand to access your control number (located in the box) and follow the recorded instructions.

3.	Vote by mail

Complete, sign and date the proxy card(s), then return them in the enclosed postage-paid envelope.

The proxy materials we sent you contain important information regarding the proposal that you and other shareholders are being asked to consider. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1.866.456.7935.

View or download the Proxy Statement at:

https://www.proxy-direct.com/MeetingDocuments/31177/Proxy%20Statement_bk2.pdf

Thank you for your prompt attention to this matter.

Sincerely,

Columbia Threadneedle Investments

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund. For information regarding the proposed change to the fund’s investment objective, or to receive a free copy of the proxy statement, please call the proxy solicitor or visit its website. The telephone number and website for the proxy solicitor is 1.866.456.7935 and www.proxy-direct.com/col-31177.

Columbia funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA, and managed by Columbia Management Investment Advisers, LLC.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

©2020 Columbia Management Investment Advisers, LLC. All rights reserved.

Columbia Management Investment Distributors, Inc. 225 Franklin Street, Boston, MA 02110-2804 columbiathreadneedle.com/us
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